                                                                EXHIBIT (9)(a)

                            ADMINISTRATION AGREEMENT

      THIS ADMINISTRATION AGREEMENT is made as of June 1, 1997 (the "Agreement"), by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("FDISG"), and THE GALAXY FUND, a Massachusetts business trust (the "Company").

      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Company desires to retain FDISG to render certain administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Funds"), and FDISG is willing to render such services;

                                   WITNESSETH:

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Company hereby appoints FDISG to act as Administrator of the Company for the period and on the terms set forth in this Agreement. FDISG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the event that the Company decides to retain FDISG to act as Administrator hereunder with respect to one or more portfolios other than the Funds, the Company shall notify FDISG in writing. If FDISG is willing to render such services, it shall notify the Company in writing whereupon such portfolio shall become a Fund hereunder.

      2. Delivery of Documents. The Company has furnished FDISG with copies properly certified or authenticated of each of the following:

           (a) Resolutions of the Company's Board of Trustees authorizing the appointment of FDISG to provide certain administrative services required by the Company for each Fund and approving this Agreement;

           (b) The Company's Declaration of Trust (the "Declaration of Trust") filed with the Commonwealth of Massachusetts and all amendments thereto;

           (c) The Company's Code of Regulations and all amendments thereto (the "Code of Regulations");

           (d) The Investment Advisory Agreement between Fleet Investment Advisors Inc. (the "Adviser") and the Company and all amendments thereto (the "Advisory Agreement");

           (e) The Global Custody Agreement between The Chase Manhattan Bank (the "Custodian") and the Company and all amendments thereto (the "Custody Agreement");

           (f) The Transfer Agency and Services Agreement between First Data Investor Services Group, Inc. (the "Transfer Agent") and the Company and all amendments thereto (the "Transfer Agency Agreement");

           (g) The Distribution Agreement between First Data Distributors, Inc. (the "Distributor") and the Company and all amendments thereto (the "Distribution Agreement");

           (h) The Company's Registration Statement on Form N-IA (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 33-4806 and 811-4630), as declared effective by the Securities and Exchange Commission ("SEC"), relating to shares of beneficial interest of the Company, and all amendments thereto;

           (i) Each Fund's most recent prospectuses and statement of additional information and all amendments and supplements thereto (collectively, the "Prospectuses");

           (j) Each Servicing Agreement between the Company and certain institutional shareholders ("Service Organizations") and all amendments thereto (each, a "Servicing Agreement"); and

           (k) Procedures adopted by the Board of Trustees relating to the pricing and valuation of the portfolio securities of each Fund.

      The Company will furnish FDISG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide FDISG with any other documents that FDISG may reasonably request and will notify FDISG as soon as possible of any matter materially affecting the performance by FDISG of its services under this Agreement.

     3.    Duties as Administrator.

           (a) Subject to the supervision and direction of the Board of Trustees of the Company, FDISG, as Administrator, will assist in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

                 (i) Maintaining office facilities (which may be in the offices of FDISG or a corporate affiliate) and furnishing officers for the Company;

                 (ii) Furnishing statistical and research data, clerical, accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder) and stationery and office supplies;

                 (iii) Providing internal auditing and legal services (as described in Schedule D to this Agreement) and internal and executive administrative services;

                 (iv) Performing all functions ordinarily performed by the office of a treasurer, and furnishing the services and facilities ordinarily incident thereto, including calculating the net asset value of the shares of each Fund and the net income available for distribution in conformity with each Fund's current Prospectus and resolutions of the Board of Trustees, which resolutions have been provided to FDISG;

                 (v) Preparing those portions of the Company's Annual and Semi-Annual Reports to shareholders and semi-annual reports to the SEC on Form N-SAR that pertain to each Fund and coordinating and filing such reports;

                 (vi) Compiling data for and preparing for execution those portions of the Company's federal and state tax returns and required tax filings that pertain to each Fund and filing such returns and filings when completed (other than those filings made by the Custodian or Transfer Agent);

                 (vii) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

                 (vii) Performing "Blue Sky" compliance functions, including maintaining notice filings, registrations or "Blue Chip" exemptions (if available) in all U.S. jurisdictions requested in writing by the Company, monitoring sales of shares in all such jurisdictions and filing such additional notice or applying for such additional or amended registrations as may be reasonably anticipated to be necessary to permit continuous sales of the shares of the Funds in all such jurisdictions, filing sales literature and advertising materials to the extent required, with such Blue Sky authorities, and making and filing all other applications, reports, notices, documents and exhibits in connection with the foregoing;

                 (viii) Performing custody liaison operations, including maintaining the day-to-day operational contact with the Custodian, calculating daily cash availability, authorizing and monitoring cash movements, processing corporate actions, supporting income and security settlements processed by the Custodian and recorded by FDISG;

                 (ix) Compiling data for notices to the SEC required with respect to the registration of each Fund's shares pursuant to Rules 24e-2 and 24f-2 under the 1940 Act;

                 (x) Arranging for and bearing the cost of processing purchase and redemption orders with respect to each Fund's shares;

                 (xi) Monitoring the Company's arrangements with respect to services provided by Service Organizations to their customers, who are beneficial owners of any class of shares of the Company's shares of beneficial interest (including any class or series thereof), pursuant to Servicing Agreements, including, among other things, reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with the Company, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable by the Company from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations and maintaining appropriate records in connection with the foregoing duties; and

                 (xii) Furnishing all other services identified on Schedule D attached hereto and incorporated herein which are not otherwise specifically set forth above.

           (b) In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing by the Company and FDISG.

           (c) In compliance with the requirements of Rule 3la-3 under the 1940 Act, FDISG hereby agrees that all records which it maintains for the Company are the property of the Company, and further agrees to surrender promptly to the Company any of such records upon the Company's request. FDISG further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 of the 1940 Act.

           (d) In computing the net asset value of each fund, FDISG may utilize one or more independent pricing services approved from time to time by the Board of Trustees of the Company to obtain securities prices. Each Fund will pay its share of the cost of such services based upon its actual use of the services.

           (e) In performing its duties under this Agreement, FDISG: (a) will act in accordance with the Company's Declaration of Trust, Code of Regulations, Prospectuses and with the instructions and directions of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Company, as necessary and appropriate. Furthermore, FDISG shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company or any of its Funds and shall not provide any investment advisory services to the Company or any of its Funds.

      4. Compensation and Allocation of Expenses. FDISG shall bear all expenses in connection with the performance of its services under this Agreement, except as indicated below.

           (a) FDISG will from time to time employ or associate with itself such person or persons as FDISG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and the Company. The compensation of such person or persons shall be paid by FDISG and no obligation shall be incurred on behalf of the Company in such respect.

           (b) FDISG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization investment advisory fees and expenses; interest on borrowed money; fees of Trustees of the Company who are not affiliated with FDISG; outside auditing expenses; outside legal expenses; taxes; brokerage fees and commissions; SEC fees and state Blue Sky qualification fees; custodian, transfer and dividend disbursing agents' fees; certain insurance premiums; costs of maintenance of corporate existence; typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Funds; costs of shareholders' reports and corporate meetings; or other expenses not specified in this Section 4 which may be properly payable by the Company. The Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of Fund shares, except pursuant to any plan now in effect or hereafter adopted with respect to any one or more series of shares of the Funds pursuant to Rule 12b-I under the 1940 Act.

           (c) The Company on behalf of each of the Funds will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule attached hereto as Schedule B and incorporated herein.

           (d) The Company on behalf of each of the Funds will pay to FDISG domestic and/or global custody fees and expenses for each Fund as set forth in Schedule B. FDISG shall be the party responsible for payment of all fees and expenses under the terms of the Custody Agreement.

           (e) The fees set forth in Schedule B do not include out-of-pocket disbursements of FDISG for which FDISG shall be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, (i) the items specified in the written schedule of out-of-pocket expenses attached hereto as Schedule C and incorporated herein, as the same may be modified from time to time by written agreement of the parties hereto, and (ii) the Special Projects outlined in Schedule D hereto.

           (f) FDISG will submit a detailed bill to the Company as soon as practicable after the end of each calendar month for all out-of-pocket disbursements made during such month. The Company will promptly pay to FDISG the amount of such billing.

           (g) The Company acknowledges that the fees that FDISG charges the Company under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 7 and the limitations on liability in Section 5. Modifying the allocation of risk from what is stated here would affect the fees that FDISG charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

     5.    Limitation of Liability.

           (a) FDISG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from FDISG's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

           (b) Each party shall have the duty to mitigate damages for which the other party may become responsible.

           (c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL DAMAGES.

     6.    Indemnification.

           (a) The Company shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following, unless such Claim resulted from a negligent act or omission to act or bad faith by FDISG in the performance of its duties hereunder:

                 (i) FDISG's reasonable reliance on, or reasonable use of information, data, records and documents received by FDISG from the Company, or any authorized third party acting on behalf of the Company, in the performance of FDISG's duties and obligations hereunder; and

                 (ii) the Company's refusal or failure to comply with the terms of this Agreement or any Claim which arises out of the Company's negligence or misconduct or the breach of any representation or warranty by the Company made herein.

           (b) In any case in which the Company may be asked to indemnify or hold FDISG harmless, FDISG will notify the Company promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Company although the failure to do so shall not prevent recovery by FDISG and shall keep the Company advised with respect to all developments concerning such Indemnification Claim. The Company shall have the option to defend FDISG against any Indemnification Claim and, in the event that the Company so elects, such defense shall be conducted by counsel chosen by the Company and satisfactory to FDISG, and thereupon the Company shall take over complete defense of the Claim and FDISG shall sustain no further legal or other expenses in respect of such Indemnification Claim. FDISG will not confess any Indemnification Claim or make any compromise in any case in which the Company will be asked to provide indemnification, except with the Company's prior written consent. Subject to subsection (c) hereof, the obligations of the parties hereto under this Section 6 shall survive the termination of this Agreement.

           (c) Any Indemnification Claim under this Agreement must be made prior to the earlier of:

                 (i) one year after FDISG becomes aware of the event for which indemnification is claimed; or

                 (ii) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

           (d) Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Section 6 shall be FDISG's sole and exclusive remedy for claims or other actions or proceedings to which the Company's indemnification obligations pursuant to this Section 6 may apply.

      7. EXCLUSION OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, FDISG DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CONTRARY OR ANY OTHER PERSON.

      8.   Termination of Agreement.

           (a) This Agreement shall be effective on the date first written above and shall continue for a period of one (1) year (the "Initial Term"), unless earlier terminated pursuant to the terms of this Agreement. Thereafter, this Agreement shall continue automatically for additional terms of one (1) year ("Renewal Terms") each.

           (b) Either party may terminate this Agreement at the end of the Initial Term or at the end of any subsequent Renewal Term upon not than less than sixty (60) days prior written notice to the other party.

           (c) The Company may terminate this Agreement in the event that the negligent action or negligent omission to act on the part of FDISG causes damages to the Company or its shareholders in excess of one hundred thousand dollars ($100,000). "Damages to the Company" are defined as damages caused by a single event, or cumulative series of events related to the same matter, which generates a monetary loss. The Company's right to terminate under this Section 8(c) shall remain effective in the event FDISG has made the Company whole with respect to the damages caused. Unless the Company provides FDISG with written notice of the Company's intent to exercise its option under this Section 8(c) within 30 days after the Company becomes aware of the occurrence, the Company shall have waived its option to terminate under this provision.

           (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party"), such other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
(30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of- pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

           (e) The Company shall have the right to terminate this Agreement at any time if the Company reorganizes into another entity, liquidates or otherwise ceases to exist. In the event the Company terminates the Agreement pursuant to this Section 8(e), the Company shall reimburse FDISG for all reasonable costs associated with such termination.

           (f) In the event this Agreement is terminated by the Company pursuant to Sections 8(c) or 8(d) hereof, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor administrator all be borne by FDISG and the Company shall not be responsible for FDISG's costs associated with such termination. In the event of termination of this Agreement pursuant to any other Section of this Agreement, all reasonable expenses associated with conversion to a successor administrator will be borne by the Company.

      9. Modifications and Waivers. No change, termination, modification, or waiver of any term or condition of this Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against the Company unless said writing is executed by the President of the Company. No such writing shall be effective as against

FDISG unless said writing is executed by a Senior Vice President, Executive Vice President or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

      10. No Presumption Against Drafter. FDISG and the Company have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Company and FDISG, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

      11. Publicity. Neither FDISG nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

      12. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

      13.  Miscellaneous.

           (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or FDISG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                To the Company:

                                John T. O'Neill, President
                                The Galaxy Fund c/o Hasbro, Inc.
                                200 Narragansett Park Drive
                                Pawtucket, Rhode Island 02862
                                  with a copy to:

                                  W. Bruce McConnel, III, Esq.
                                  Drinker Biddle & Reath LLP
                                  Philadelphia National Bank Building
                                  1345 Chestnut Street
                                  Philadelphia, Pennsylvania 19107

                                  To FDISG:

                                  First Data Investor Services Group, Inc.
                                  4400 Computer Drive
                                  Westborough, Massachusetts 01581
                                  Attention: President

                                  with a copy to FDISG's General Counsel

           (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its fight, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that, in the reasonable judgment of the Board of Trustees of the Company acting in its sole discretion: (i) the financial capacity of such assignee is not materially less than that of FDISG; (ii) the nature and quality of the services to be provided hereunder are not materially adversely affected by such assignment; and (iii) the quality and capability of the personnel and facilities of the assignee are not materially less than those of FDISG. FDISG may, in its sole discretion, engage subcontractors to perform any non-material or non-substantive obligations contained in this Agreement that it is otherwise required to perform hereunder, provided that FDISG shall be responsible for all compensation payable to such subcontractors and shall remain responsible for the acts and omissions of such subcontractors to the same extent that it is hereunder.

           (c) The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and FDISG and the Company hereby submit themselves to the exclusive jurisdiction of those courts.

           (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

           (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

           (f) The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Company. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Company personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Company must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Company.

     14.   Confidentiality.

           (a) The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensers. The Company and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would to protect it own Confidential Information. The Company and FDISG may use the Confidential Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law and except as disclosed in the Company's Registration Statement or filed as an exhibit thereto, the Company and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and FDISG may, however, disclose Confidential Information to their respective employees who have a need to know the Confidential Information to perform work for the other, provided that the Company and FDISG shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Company and FDISG may also disclose the Confidential Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 14. Notwithstanding the previous sentence, in no event shall either the Company or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

           (b)   Proprietary Information means:

                 (i) any data or information that is completely sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or FDISG, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                 (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or FDISG a competitive advantage over its competitors; and

                 (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

           (c) Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

      15. Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by circumstances beyond such party's reasonable control. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

      16. Entire Agreement. This Agreement, including all Schedules hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                    FIRST DATA INVESTOR SERVICES GROUP, INC.

                                    By: /s/ Barbara L. Worthen
                                        -------------------------------
                                    Name:  Barbara L. Worthen
                                           ----------------------------
                                    Title:  EVP and General Counsel
                                           ----------------------------


                                    THE GALAXY FUND

                                    By:
                                        ---------------------------
                                    Name:
                                          -------------------------
                                    Title:
                                          -------------------------

     IN WITNESS W]HEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                 FIRST DATA INVESTOR SERVICES GROUP, INC.

                                 By:
                                        -------------------------------
                                 Name:
                                        -------------------------------
                                 Title:
                                        -------------------------------

                                 THE GALAXY FUND

                                 By:  /s/ John T. O'Neill
                                      -------------------------------
                                 Name:  John T. O'Neill
                                        -----------------------------
                                 Title:  President
                                        -----------------------------

                                   SCHEDULE A

                                Money Market Fund
                                 Government Fund
                                 Tax-Exempt Fund
                               U.S. Treasury Fund
                   Institutional Government Money Market Fund
                     Connecticut Municipal Money Market Fund
                    Massachusetts Municipal Money Market Fund
                                Equity Value Fund
                               Equity Growth Fund
                               Equity Income Fund
                            International Equity Fund
                              Asset Allocation Fund
                            Small Company Equity Fund
                             Growth and Income Fund
                              Small Cap Value Fund
                              Short-Term Bond Fund
                       Intermediate Government Income Fund
                             High Quality Bond Fund
                               Corporate Bond Fund
                              Tax-Exempt Bond Fund
                          New York Municipal Bond Fund
                         Connecticut Municipal Bond Fund
                        Massachusetts Municipal Bond Fund
                        Rhode Island Municipal Bond Fund

                                   SCHEDULE B

                                  FEE SCHEDULE

      For the services to be rendered, the facilities to be furnished and the payments to be made by FDISG, as provided for in this Agreement, the Company, on behalf of each Fund, will pay FDISG on the first business day of each month a fee for the previous month at the rates listed below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

      All asset-based fees shall be calculated daily and paid monthly. Net assets shall be computed in accordance with the Funds' Prospectuses and the resolutions of the Company's Board of Trustees.

ADMINISTRATION FEES:

      FDISG shall be paid an annual administration fee at the annual rate of .09% of the first $2.5 billion of the Funds' combined average daily net assets, .085% of the next $2.5 billion of combined average daily net assets and .075% of combined average daily net assets in excess of $5 billion.

FUND ACCOUNTING FEES:

      FDISG shall be paid an annual fund accounting fee for each Fund based on the average net assets of each Fund as follows:

    Assets                                                     Fee
    ------                                                     ---
    Net assets under $50 million                               $ 25,000
    Net assets of $50 million but less than $200 million       $ 35,000
    Net assets of $200 million but less than $500 million      $ 50,000
    Net assets of $500 million but less than $1 billion        $ 85,000
    Net assets in excess of $1 billion                         $125,000

      The annual fund accounting fee for a Fund possessing more than 25% in non-domestic assets will be 150% of the annual fund accounting fees described above.

DOMESTIC AND/OR GLOBAL CUSTODY FEES:

      Domestic and/or global custody fees for each Fund are comprised of an annual account fee, annual holding fees and transaction fees (domestic custody) and/or an annual account maintenance fee and asset and transaction fees per country (global custody) as more particularly set forth in Exhibit 1 to this Schedule B, plus out-of-pocket charges including but not limited to taxes, insurance, telephone and script fees.

                             EXHIBIT I TO SCHEDULE B

CUSTODY

DOMESTIC CUSTODY

      The fees for Domestic Custody are comprised of three separate charges as follows:

        ANNUAL ACCOUNT FEE
                   Assets less than $100 million                $ 5,000
                   Assets $100 - 500 million                    $ 7,500
                   Assets greater than $500 million             $15,000

         ANNUAL HOLDING FEE
                   Book Entry (DTC, FBE, etc.)                   $24.00
                   Physical                                      $60.00
                   PTC                                           $72.00
                   Euroclear/Cedel                               3 basis points

         TRANSACTION FEE
                   DTC                                           $ 8.00
                   Fed Book Entry                                $ 8.00
                   Physical/Commercial Paper                     $22.00
                   Interfund Trades                              $ 5.00
                   Options                                       $25.00
                   Futures                                       $25.00
                   Repurchase Agreements                         $15.00

Note: Euroclear/Cedel holdings charge is based upon dollar value of holdings (i.e. asset based charge).

GLOBAL CUSTODY

      The fees for Global Custody are comprised of three separate charges as follows:

        ANNUAL ACCOUNT MAINTENANCE FEE

        Fees are based on average net assets per Fund and include management of custodian network, collection and settlement of principal and income items and monitoring the quality of services provided. Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

          Fund Net Assets                           Annual Fee
          ------------------                        ----------

           Up to $ 100 million                          $25,000
           $100 to $250 million                         $35,000
           $250 to $500 million                         $45,000
           Over $500 million                            Negotiable

ASSET AND TRANSACTION FEES PER COUNTRY

                                      Basic Point                    Transaction
       Country                          Charge                          Charge
       -------                        ---------                      ----------
       Argentina                           22                            $ 75
       Australia                           7                             $ 30
       Austria                             12                            $ 60
       Belgium                             7                             $ 30
       Canada                              7                             $ 30
       Chile                               20                            $100
       China                               40                            $100
       Denmark                             16                            $ 60
       Finland                             16                            $ 60
       France                              7                             $ 30
       Germany                             7                             $ 30
       Greece                              26                            $120
       Hong Kong                           12                            $ 60
       India                               40                            $100
       Indonesia                           26                            $120
       Ireland                             7                             $ 30
       Italy                               7                             $ 30
       Japan (debt)                        12                            $ 60
       Japan (equity)                      7                             $ 30
       Malaysia                            22                            $120
       Mexico                              16                            $ 60
       Netherlands                          7                            $ 30
       New Zealand                         12                            $ 60
       Norway                              12                            $ 60
       Philippines                         22                            $120
       Singapore                           22                            $120
       South Korea                         20                            $100
       Spain                               26                            $120
       Sweden                              7                             $ 30
       Switzerland                         7                             $ 30
       Taiwan                              32.75                         $120
       Thailand                            22                            $120
       Turkey                              26                            $120

       United Kingdom                      7                             $ 30
       Venezuela                           22                            $120

Out-of-pocket charges, including but not limited to, taxes, insurance, telephone, script fees, will be invoiced at cost.

                                   SCHEDULE C

                             OUT-OF-POCKET EXPENSES

Out-of-pocket expenses include the following:

      - Postage of Board meeting materials and other materials to the Company's Board members and service providers
           (including overnight or other courier services)
      - Telecommunications charges (including FAX) with respect to communications with the Company's directors, officers and service providers
      - Duplicating charges with respect to filings with federal and state authorities and Board meeting materials
      -    Courier services
      -    Pricing services
      - Equity and bond price quotes ($.20 and $.50 per quote per day, respectively)
      -    Money market price quotes ($.50 per quote per week)
      - Forms and supplies for the preparation of Board meetings and other materials for the Company
      -    Vendor set-up charges for Blue Sky services
      -    Customized programming requests
      - Such other expenses as are agreed to in writing by FDISG and the Company

                                   SCHEDULE D

                   FUND ACCOUNTING AND ADMINISTRATIVE SERVICES

ROUTINE PROJECTS

-     Daily, Weekly, and Monthly Reporting
-     Portfolio and General Ledger Accounting
-     Daily Pricing of all Securities
-     Daily Valuation and NAV Calculation
-     Comparison of NAV to market movement
-     Review of price tolerance/fluctuation report
-     Research items appearing on the price exception report
- Weekly cost monitoring along with mark-to-market valuations in accordance with Rule 2a-7
-     Preparation of monthly ex-dividend monitor
-     Daily cash reconciliation with the custodian bank
- Daily updating of price and rate information to the Transfer Agent/Insurance Agent
-     Daily support and report delivery to Portfolio Management
-     Daily calculation of Fund advisor fees and waivers
-     Daily calculation of distribution rates
-     Daily maintenance of each Fund's general ledger including expense accruals
-     Daily price notification to other vendors as required
-     Calculation of SEC yields and total returns
-     Preparation of month-end reconciliation package
-     Monthly reconciliation of Fund expense records
-     Preparation of monthly pay down gain/loss summaries
-     Preparation of all annual and semiannual audit work papers
-     Preparation and printing of financial statements
-     Providing shareholder tax information to Transfer Agent
-     Producing drafts of IRS and state tax returns
-     Treasury Services including:
                Provide officers for the Company
                Expense accrual monitoring
                Determination of dividends
                Prepare materials for review by the Board, e.g., 2a-7, 10f-3, 17a-7, 17e- 1,
                Rule 144a
-     Tax and financial counsel
-     IRS and SEC compliance testing
-     Updating projections of annual expenses
-     Preparation of monthly Fund portfolio profile report
-     Preparation of various management reports
-     Reporting of Fund statistics to ICI
- Sending of Rule 24f-2 or 24e-2 notices to the SEC in conjunction with the Company's counsel

        DISTRIBUTION AND LEGAL, REGULATORY AND BOARD OF TRUSTEES SUPPORT

ROUTINE PROJECTS

-    Review and filing of Form N-SAR
-    Review and filing of Annual and Semi-Annual Financial Reports
-    Assistance in Preparation of Fund Registration Statements
-    Review of all Sales Material and Advertising
-    Consultations regarding legal issues as needed
-    Assist with marketing strategy and product development
-    Assist in preparation of proxy statements
- Develop or assist in developing guidelines or procedures to improve overall compliance by each Fund and its agents
- Maintain legal liaison with, and provide advice to, the Company regarding its relationships with various agents with respect to their activities on behalf of the Company
- Monitor and, to the extent necessary and appropriate, participate in the preparation of documents and the overall handling of litigation matters by outside counsel and non- routine regulatory investigations

SPECIAL PROJECTS*

-    Proxy material preparation
-    N-14 preparation (merger document)
-    Preparation of Post-Effective Amendments and Prospectus Supplements
-    Prospectus simplification
-    Exemptive order applications
- Extraordinary non-recurring projects - e.g., arranging CDSC financing programs
- Basic sales, mutual fiends, and product training to branch and sales representatives

*Charged on a project-by-project basis upon the Company's pilot written a approval.